Exhibit 99.1

News Release
For Release January 18, 2006
10:00 A.M.

Contact:     Joseph G. Sawyer, Senior Vice President & Chief Financial Officer or
                    Robin D. Brown, Senior Vice President & Director of Marketing
                    (803) 951-2265

First Community Corporation Announces Earnings and Cash Dividend

Lexington, S.C. January 19, 2006 – Today First Community Corporation, the holding company for First Community Bank, reported net income for the fourth quarter and year ended 2005. Net income for the quarter was $854 thousand compared to the fourth quarter of 2004 net income of $839 thousand, an increase of 1.8%. Diluted earnings per share were $.29 for the fourth quarter of 2005, an increase of 3.6% over the $.28 earnings per share in the fourth quarter of 2004. For the year ended December 31, 2005, net income was $3.1 million compared to the $2.2 million earned during the same period in 2004, an increase of 41.6%. Diluted earnings per share for 2005 were $1.04 compared to $1.09 earned during 2004. Shareholders’ equity was $50.8 million at December 31, 2005, up slightly over the $50.5 million in shareholders’ equity at December 31, 2004. Total assets were $467.5 million at December 31, 2005, an increase of 2.6% over December 31, 2004 assets of $455.7 million.

In addition to releasing fourth quarter and year-end earnings, the company also announced that the board of directors had approved a cash dividend for the fourth quarter of 2005. The company declared a $.05 per share dividend, payable February 10, 2006 to shareholders of record as of January 30, 2006.

Mike Crapps, president and chief executive officer commented on the Company’s performance in 2005 by saying, “The Company’s performance during 2005 was led by exceptional growth in the bank’s loan portfolio which increased by 18.7%. We are extremely pleased with our loan production in 2005, both in the volume and quality of the loans originated.” Crapps added, “As we look to 2006, there are several key areas on which the Company will focus. The first is to maintain the momentum in the growth of the loan portfolio. While quality loan growth will continue to be a priority, the Company will also focus on increasing core deposits which is an area we feel has the opportunity for significant growth. The Company is also beginning to see the benefits of the 2004 merger with DutchFork Bancshares. This is most apparent by the 41.6% increase in net income in 2005. In addition, the planned merger with DeKalb Bankshares, holding company for The Bank of Camden, that is planned for mid-2006 will also position the Company for future growth.” Crapps noted, “One area that has been a challenge for banks and dampened our earnings in 2005 is the flat yield curve which has negatively impacted the net interest margin. We will continue to monitor and manage this in 2006.”

First Community Corporation trades on the NASDAQ Small Cap Market under the symbol “FCCO” and is the holding company for First Community Bank, a local community bank based in the midlands of South Carolina. First Community Bank operates eleven banking offices located in Lexington, Forest Acres, Irmo, Gilbert, Cayce — West Columbia, Chapin, Northeast Columbia, Newberry (2), Prosperity, and Red Bank..

Statements contained in this press release that are not historical facts are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company’s prospects in general include, but are not limited to, changes in general economic and business conditions and such other factors as are described in the company’s filings with the Securities and Exchange Commission.

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FIRST COMMUNITY CORPORATION

BALANCE SHEET DATA
(Dollars in thousand, except per share data)

	At December 31,
	2005	2004

Total Assets	$467,455	$455,706
Investment Securities	176,372	196,026
Loans	221,668	186,771
Allowance for Loan Losses	2,701	2,764
Total Deposits	349,604	337,064
Other Borrowings	63,964	65,466
Shareholders' Equity	50,767	50,463

Book Value Per Share	$17.82	$18.09
Tangible Book Value Per Share	$8.34	$8.19
Equity to Assets	10.9%	11.1%
Loan to Deposit Ratio	63.4%	55.4%
Allowance for Loan Losses/Loans	1.2%	1.5%

Average Balances:

	Three months ended		Year ended
	December 31,		December 31,
	2005	2004	2005	2004

Average Total Assets	$468,897	$469,139	$458,986	$286,168
Average Loans	216,000	182,368	202,143	141,793
Average Earning Assets	404,085	405,018	393,870	257,893
Average Deposits	349,935	350,272	337,986	232,529
Average Other Borrowings	64,934	65,117	67,941	24,596
Average Shareholders' Equity	50,829	50,824	50,522	27,470

Asset Quality
Nonperforming Assets:
Non-accrual loans	$101	$-	$101	$-
Other real estate owned	419	115	419	115
Accruing loans past due 90 days or more	34	106	34	106
Total nonperforming assets	$554	$221	$554	$221
Net Charge-offs	$123	$164	$392	$181
Net Charge-offs to Average Loans	0.05%	0.09%	0.19%	0.13%

Post Office Box 64 / Lexington, SC 29071

FIRST COMMUNITY CORPORATION

INCOME STATEMENT DATA
(Dollars in thousands, except per share data)

	Three months ended		Year ended
	December 31,		December 31,
	2005	2004	2005	2004

Interest Income	$5,801	$5,035	$21,344	$13,044
Interest Expense	2,442	1,636	8,349	3,448
Net Interest Income	3,359	3,399	12,995	9,596
Provision for Loan Losses	112	75	329	245
Net Interest Income After Provision	3,247	3,324	12,666	9,351
Non-interest Income:
Deposit service charges	540	283	1,462	879
Mortgage origination fees	78	65	362	268
Securities gains	--	11	188	11
Gain on early extinguishment of debt	124	--	124	--
Other	404	192	1,161	615
Total non-interest income	1,146	551	3,297	1,773
Non-interest Expense:
Salaries and employee benefits	1,628	1,499	6,292	4,263
Occupancy	240	171	807	489
Equipment	309	314	1,245	992
Marketing and public relations	82	90	337	325
Amortization of intangibles	149	79	595	213
Other	863	617	2,561	1,694
Total non-interest expense	3,271	2,770	11,837	7,976
Income Before Taxes	1,122	1,105	4,126	3,148
Income Tax Expense	268	266	1,033	963
Net Income	$854	$839	$3,093	$2,185

Primary Earnings Per Share	$0.30	$.30	$1.09	$1.15
Diluted Earnings Per Share	$0.29	$0.28	$1.04	$1.09

Average number of shares outstanding	2,847,310	2,787,213	2,834,404	1,903,209
Return on Average Assets	0.72%	0.71%	0.67%	0.76%
Return on Average Equity	6.67%	6.56%	6.12%	7.95%
Return on Average Tangible Equity	14.28%	14.24%	13.33%	10.39%
Net Interest Margin	3.30%	3.33%	3.30%	3.72%
Net Interest Margin (Tax Equivalent)	3.43%	3.51%	3.44%	3.82%